Exhibit 99

                                                          For Immediate Release:
                                                          ----------------------

                         United Heritage Corporation and
                 Lothian Oil Inc. Transaction Closed Into Escrow
                 $6,500,000 Committed for Oil & Gas Development

CLEBURNE, Texas, October ____, 2005 - United Heritage Corporation (Nasdaq: UHCP) announced today that all agreements with Lothian Oil Inc. ("Lothian") have been signed and placed into Escrow, together with the funds necessary to conclude these transactions. Closing is subject to shareholder approval and the approval of the appropriate regulatory authorities.

Lothian purchased, subject to shareholder approval, 3,280,000 shares directly from United Heritage Corporation for $3,444,000 ($1.05/share). This will be used to pay the majority of United Heritage Corporation's debt. Further, United Heritage Corporation will issue to Lothian warrants to purchase 8,720,000 shares of stock: 2,860,000 @ $1.05; 3,000,000 @ $1.12; and 2,860,000 @ $1.25.

In a separate agreement Lothian immediately becomes operator of United Heritage Corporation's oil and gas properties in Texas and New Mexico. Lothian has committed up to $6.5 million for the development of these properties.

Seven shareholders have sold 8,000,000 shares to Lothian for $10,651,000 ($1.33 per share). Included in the seven shareholders is Walter G. Mize, Chairman of the Board, President and CEO. Mize will continue to own shares of United Heritage Corporation, and has options to acquire an additional one million shares. If the Company's shareholders do not approve the sale of common stock and warrants to Lothian, Lothian has the right, but not the obligation, to sell these securities back to the selling shareholders.

Walter G. Mize will remain as Chairman of the Board of Directors and Chief Executive Officer. Further, the six other members of the Board of Directors of United Heritage Corporation will remain. Lothian may appoint four additional members to the Board of Directors which will bring the total to eleven.

About United Heritage Corporation:

United Heritage Corporation is an oil & gas exploration and production company based in Cleburne, Texas. Through subsidiaries it holds four leasehold properties totaling 30,500 acres in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico, that are estimated to contain in excess of 275 million barrels of remaining oil-in-place. Currently, an estimated 35.2 million barrels/oil and 7,602,500 MCF/gas have been classified proved producing/proved undeveloped reserves.

The estimates of the company's oil reserves, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are identified in filings made by United Heritage Corporation with the Securities and Exchange Commission. United Heritage Corporation assumes no obligation to update these forward-looking statements, and does not intend to do so. Please refer to the risk factors and other information included in the Form 10-KSB and other filings filed by United Heritage Corporation with the Securities and Exchange Commission.

About Lothian Oil Corporation:

Lothian Oil Corporation is a privately owned oil and gas company based in New York, New York, with offices in Midland, Texas and Artesia, New Mexico. Lothian Oil acquires and operates long-life oil and gas properties for production, development and exploitation.

Contact:
United Heritage Corporation
Walter G. Mize
(817) 641-3681
Fax: (817) 641-3683